Exhibit 10.2

March 27, 2017

Ernest W. Cloutier

PERSONAL & CONFIDENTIAL

Dear Ernie:

Congratulations on your new international assignment. This letter details the terms and conditions applicable to your international assignment based out of Zurich, Switzerland. Your start date in the role is April 1, 2017, and your projected relocation date is approximately July 1, 2017, subject to your receipt of a valid work permit, medical clearances (if applicable) and our receipt from you of a signed copy of this letter.

You will be considered a “seconded” employee from Iron Mountain in the United States (hereinafter “Home Company”) to Iron Mountain Management Services GmbH (“Mgmt Co”,
hereinafter “Host Company”) in Switzerland. You will work out of your home office in Zurich.

This letter does not create a contract of employment for the assignment period, but simply seeks to confirm the conditions which pertain to your international assignment.

Following are the specific details of your assignment:

Position:	Executive Vice President & GM, International
Effective Date:	April 1, 2017
You will report to:	William Meaney, President & CEO, Iron Mountain
Home Country:	United States
Host Country:	Switzerland

Length of Assignment
It is anticipated this assignment will last for a period of approximately three (3) years. Business conditions may require that this time be reduced or increased.

Compensation
Base Salary: For the duration of this assignment, salary administration will be based on your home country policies and practices as well as your performance. Your annual base salary will be $475,000. You will be paid through the US payroll system.

Incentive Compensation Plan: While on assignment your target annual incentive compensation opportunity will be 85% of your annual cash base salary earnings during the year. Bonuses are awarded based upon annual individual performance and business performance measured against established objectives and they are typically paid in the first quarter following the end of each performance year. Your potential receipt of an annual bonus is subject to the discretion of the Home Company and the amount of any award made to you will depend on a number of factors in addition to your individual performance, including your employment by the Home Company at the time that such awards are made. Any annual bonus paid to you will be subject to hypothetical tax withholding. Please refer to Exhibit A – Tax Equalization Policy, for details regarding the hypothetical tax withholding.

Benefits
Medical Coverage: You will be eligible for coverage under the international medical benefit plan through CIGNA. Details of the plan will be provided under separate cover.

Vacation/Public Holidays: You will continue to participate in, and be eligible for, vacation days in accordance with the vacation policy of the Home Company. During your assignment, your vacation entitlement is at least four (4) weeks per year.

In addition to your vacation entitlement, you are granted public holidays according to the Host Country regulations and local practice.

Retirement Plan: – You will continue to participate in the Iron Mountain Companies 401(k) Plan.

Relocation Support
Iron Mountain partners with SIRVA Worldwide Relocation Services. Upon acceptance of the offer, a relocation consultant will be assigned to work with you to assist with your move from the United States to Switzerland. Outlined below are the key elements or relocation benefits.

Work Permits/Visas: The Home Company will coordinate with the Immigration Services Provider to assist in obtaining the proper visas/work permits for you, your spouse and your children To the extent that you and your spouse pay any visa, passport and/or immigration expenses personally for yourself, your spouse or your children, you will be reimbursed per the instructions provided to you.

Home Finding Trip/Realtor Assistance: The Home Company will cover a home finding trip for you and your spouse to Switzerland. The relocation company will continue to work with you to find local housing. The Home Company will cover costs for the agent/broker and any necessary rental deposits.

Transportation to the Host Country: You and your family will be reimbursed actual reasonable travel expenses for relocation to and from the assignment location. Class of air travel for you and your family will be business class.

Shipment of Household Goods: The relocation company will coordinate the moving of your household goods and personal belongings to your new international location. It is recommended that you generally limit the amount of belongings to a 40-foot container. An air shipment will also be provided subject to weight limitations. The relocation company will provide the recommended weight parameters to you. After the moving company has completed an assessment we will discuss any changes required to the limits.

Storage of Goods: The Home Company will provide for storage of personal affects in the Home Country if required.

Property Management: The Home Company will reimburse property management fees up to $5000 each year, for your home in the United States, if applicable.

Cultural/Language Training: Iron Mountain will coordinate and pay for cultural and language training services for you and your family.

Assignment Allowances
These allowances are paid only for the period of your international assignment and will not be considered for bonus, long term compensation and/or benefit calculation purposes. These allowances will take effect when you move into temporary or permanent housing at your assignment locationon/about July 1, 2017, unless otherwise notated below.. For the period from April 1, 2017- July 1, 2017 (or your move date) the company will cover travel and living expenses to Switzerland per the Home Company’ standard travel policy.

The allowances will cease at the end of your assignment. Please note that home and host income taxes due in relation to these allowances will be paid by the Home Company (any differing tax treatment is noted).

Cost of Living Allowance: You will receive a cost of living allowance (COLA) in the amount of $7200.00 per month. The COLA will be paid to help insulate you for the higher cost of goods and services in the Host Country as well as cover any food expenses while on assignment. The allowance will be paid on a biweekly basis through payroll. It will coincide with the start of your assignment and will cease at the conclusion of your assignment.

Housing &Utility Allowance: Iron Mountain will cover up to$12,800 per month for your housing and utilities costs, while on assignment. Payments will be made directly to the landlord on your behalf (if allowed by the landlord). The exact monthly housing allowance, will be finalized after you secure housing in Switzerland.

Home Furnishings: If the housing is not a furnished property, the Home Company will cover purchasing furniture locally or expenses associated with the rental of furniture for the term of the assignment. The amount of the allowance is estimated to be $20,000-$30,000 per year, however, it will be finalized once local housing is secured. The home furnishings allowance will be available as soon as local housing is secured in the Host Country.

Rental Deposit: Iron Mountain will cover rental deposits and brokerage fees to secure your housing.

Education & Childcare Assistance: The Home Company will cover up to $152,000 in total for your four children annually for education and childcare services.

Car Allowance: The Home Company will provide an allowance of $20,000 per year for car lease and insurances.

Home Leave: To maintain ties to your Home Country while on assignment, the Home Company will provide for reimbursement of up to 18 individual business class trips (3 per year for you and your family) to be used to return to your home country or for your family to visit in the Host Country.

Tax Equalization
You will participate in the Home Company’s Tax Equalization Program during your international assignment. The Home Company has retained the services of PwC to prepare your Home and Host Country tax returns as required during the international assignment. Under tax equalization, you will be responsible for a hypothetical tax liability (e.g., national and state/local, provincial or cantonal, as applicable), which will be calculated and deducted from each pay check. The intent of the policy is that your ultimate tax liability will be similar to that which you would have paid in your Home Country had you not received assignment-related compensation or special tax considerations. Each year, a final tax equalization calculation will be prepared to settle your assignment tax obligations. You will have a tax orientation meeting with our tax provider, PwC prior to the assignment to discuss these issues in further detail.

409A (US Filers only)
The tax ramifications of your international assignment require careful record keeping as well as timely submission of data. You are expected to comply with your responsibilities under the agreement to submit requested data timely so that any assignment related reimbursements and tax equalization payments are treated as 409A exceptions. These responsibilities include the timely submission of any reimbursement requests (within 60 days) and / or provide any personal information required for the tax equalization calculation on a timely basis (soon after the close of the year). Any 409A tax due as a result of your failure to provide information on a timely basis, will be your responsibility

Repatriation
The Home Company will relocate you and your family back to your Home Country or to another international assignment in the following circumstances:

•	at the end of this assignment

•	upon a Qualifying Termination under Iron Mountain’s Severance Program No. 1

•
at your election in the event that (i) the individual to whom you report shall change or (ii) it is necessary that you or a family member permanently return to the Home Country for unforeseen or unexpected circumstances.

For clarity, should you voluntarily resign to accept employment with a company other the Iron Mountain or its affiliates, the Home Company shall not be responsible for costs associated with repatriation.

Where applicable, the Home Company will assume the costs for return transportation to your Home Country and return shipment of furniture, household goods or personal effects. Otherwise, prior to the successful conclusion of your assignment, you will be contacted to discuss future opportunities with the Home Company which may determine the exact location of your repatriation.

Termination
Termination of Tax Equalization
In the event your assignment concludes or is terminated for any reason, should you choose to remain in your host location, your tax equalization calculation will assume that you returned to your Home Country within thirty (30) days of separation and that the only income earned was Company income.

Qualifying Termination
In the event of a Qualifying Termination under Iron Mountain’s Severance Program No. 1, you will be repatriated and covered under such severance program. You will have the option of your children continuing, at their then current school, through the remainder of the current school semester, or applicable period, before you are relocated back to your Home Country.

Upon termination of your employment, you are expected to settle all outstanding accounts with the Home Company and other business and government services at your host location. Any unsettled accounts that are paid by the Home Company, on your behalf, will be deducted from your final pay.

Years of Service - Impact on Benefits
Your total years of service with companies affiliated with the Company shall be recognized for purposes of calculating retirement benefits. Severance payments mandated by law shall be based on years of service in the country of last employment (Home Country). In some locations, national law may construe a voluntary termination or transfer to an affiliated company as a “termination”, or require that any severance payment to be made should be based on more years of service than those actually performed in the country of last employment (home country). As an expatriate employee, you are not eligible to receive such payments. If however, you do receive them, you will be required to repay the Company upon receipt. If repayment is not made within sixty (60) days, the amounts will be offset against other benefits to which you may be entitled.

Social Security Coverage
You will, subject to obtaining the relevant confirmation from the competent authorities, remain in the social security system of the Home Country. The Home Company will endeavour obtaining a respective certificate according to the relevant applicable legal provisions and international treaties on social security.

Code of Business Conduct and Ethics
You will need to be familiar with and adhere to the Home Company policies and applicable Home and Host Country work laws. It is imperative that you and your family members follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance the Home and Host Company’s image as a reputable corporate citizen in the countries in which the Home Company operates. You will be expected to operate in compliance with the Home Company’s Code of Business Conduct and Ethics at all times.

Data Protection Act
To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data to, and processing by, other offices. Examples could include providing the Host Country office with your bank account details, or an emergency contact number for a relative in your home country.

By signing this assignment letter, you consent under the Data Protection Act, to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices, including those based in countries outside of the EU. Data will only be released to authorized individuals for administrative purposes only.

Governing Law
This letter, your global assignment and your employment relationship generally are subject to and governed by the laws of the Commonwealth of Massachusetts. This letter shall not be amended or supplemented unless in writing signed by you and a duly authorized representative of your Host Country. The court of competent jurisdiction in the Home Country shall have the exclusive jurisdiction for any dispute arising out or in connection with the assignment letter, unless any obligatory provision of law confers exclusive jurisdiction of any other country.

Best wishes to you in your new assignment.

Sincerely,

/s/ Deirdre Evens

Deirdre Evens
Executive Vice President, Chief People Officer

cc: PwC
Ann Gleason

Please indicate your agreement by signing below and returning this letter to Ann Gleason at your earliest convenience.

I have reviewed the general terms and conditions of my international assignment outlined above and by signing below, accept these conditions.

/s/ Ernest W. Cloutier	March 27, 2017

Ernest W. Cloutier	Date